Exhibit 5.1

OUR FILE NUMBER

510,692-14

February 4, 2005

Lions Gate Entertainment Inc.

2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

Ladies and Gentlemen:

      At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Lions Gate Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of $150,000,000 in aggregate principal amount of 2.9375% Senior Subordinated Convertible Notes due 2024 (the “Notes”).

      We are of the opinion that the Notes have been duly authorized by all necessary corporate action on the part of the Company and are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless or whether considered in a proceeding in equity or at law.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’MELVENY & MYERS LLP